Exhibit 10.1

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL (this “Third Supplemental Indenture”) dated as of July 25, 2007, among VELOCITY EXPRESS CORPORATION, a Delaware corporation (the “Company”), and WELLS FARGO BANK, N.A., a national banking association (the “Trustee”), to the INDENTURE, dated as of July 3, 2006, among the Company, the guarantors party thereto and the Trustee, pursuant to which the Company issued $78,205,000 in aggregate principal amount of 12.0% Senior Secured Notes due 2010 (the “Notes”), as amended by the First Supplemental Indenture, dated as of August 17, 2006, and the Second Supplemental Indenture, dated as of December 22, 2006 (as so amended by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Company wishes to amend the Indenture to (1) reduce the requirement that the Company maintain at all times cash and Cash Equivalents subject to specified liens under the Minimum Cash covenant in Section 4.21 of the Indenture to $4.0 million subject to certain conditions, (2) waive the application of the requirement in the Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock covenant in Section 4.09 of the Indenture regarding the reduction of the credit facility basket contained in clause (i) of the second paragraph thereof with respect to the sale of the Company’s Canadian subsidiary and (3) waive the application of the Limitation on Asset Sales covenant in Section 4.12 of the Indenture that requires a permanent reduction in credit facilities from the Net Proceeds of Asset Sales with respect to the sale of the Company’s Canadian subsidiary;

WHEREAS, in consideration for such amendments and waivers, the Company wishes to increase the interest rate on the Notes from 12.0% to 13.0% per year by an allonge to the existing note;

WHEREAS, Sections 8.2(a) of the Indenture provides that, with the consent of Holders of at least 50% in aggregate principal amount of the Notes (the “Requisite Consents”), the Company and the Trustee shall be entitled to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any provision of the Indenture or any Security Document or modifying the rights of such Holders (with certain exceptions not relevant to this Third Supplemental Indenture); and

WHEREAS, the Company has solicited consents from Holders of the Notes to approve the amendments to the Indenture set forth herein (the “Proposed Amendments”), upon the terms and conditions and subject to the conditions set forth in the Consent Solicitation Statement, dated July 2, 2007, as amended by the Amendment to the Consent Solicitation Statement, dated July 6, 2007; and

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Noteholders, as follows:

ARTICLE I

AUTHORIZATIONS

1.1 Effectiveness and Effect

(a) This Third Supplemental Indenture shall become effective upon the receipt and delivery of the requisite consents to the Trustee, and execution of this Supplemental Indenture and the allonge in the form attached hereto as Exhibit A (the “Allonge”) by the Company and the Trustee. Upon execution and delivery of this Third Supplemental Indenture, the Indenture shall be modified, amended and supplemented in accordance with this Third Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Third Supplemental Indenture will control. In the case of a conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified, amended and supplemented by this Third Supplemental Indenture, the provisions of the Indenture, as modified, amended and supplemented by this Third Supplemental Indenture, shall control. Each of the Indenture, as modified, amended and supplemented by this Third Supplemental Indenture, and the Note as amended by the Allonge are hereby ratified and confirmed, in all respects, and shall remain in full force and effect and shall bind every Holder of Notes.

(b) In case any provision of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Section headings in the Third Supplemental Indenture has been inserted for convenience and reference only, are not to be considered a part of hereof or thereof and shall in no way modify or restrict any of the terms or provisions hereof or thereof.

(c) On and after the date hereof, all references to the Indenture in the Indenture or in any agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as modified, amended and supplemented by this Third Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

2.1 Section 4.21 of the Indenture (“Minimum Cash”) is hereby amended and restated in its entirety as follows:

SECTION 4.21. Minimum Cash.

The Company and its Restricted Subsidiaries shall maintain at all times cash and Cash Equivalents which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Intercreditor Agreement) of not less than the following:

(i) $7.5 million for the first twelve months after the Merger Closing shall have occurred and $8.5 million from and after the first anniversary of the Merger Closing, increasing by $1.0 million on each anniversary of the Merger Closing until the Maturity Date; or

(ii) $4.0 million (a) temporarily for and as of the fiscal quarters of the Company ending September 30, 2007, December 31, 2007 and March 31, 2008, and until the financial statements for the fiscal quarter ending March 31, 2008, are final and available (but, subject to clause (b) below, no later than May 15, 2008), if the Company raises at least $3.0 million in gross proceeds in cash from one or more offerings of equity or equity-linked securities by July 31, 2007 (which shall include for this purpose the exercise of warrants of the Company, but shall not include the purchase by management and key advisors of common stock, as announced by the Company on June 18, 2007), and (b) permanently, if the condition in the immediately preceding clause (a) is satisfied by July 31, 2007 and the Company achieves at least $2.5 million of Consolidated Cash Flow (as defined in the Indenture) on average for each of the three fiscal quarters referred to in the immediately preceding clause (a).

For the avoidance of doubt:

(1) with respect to the immediately preceding clause (a), paragraph (ii) of this covenant shall govern instead of paragraph (i) of this covenant, if and as soon as such gross proceeds are raised, which means that if such gross proceeds are raised by July 31, 2007, paragraph (ii) will govern for the September 30, 2007 fiscal quarter and the remaining fiscal quarters; and

(2) with respect to the immediately preceding clause (b), if the condition set forth in clause (a) is not satisfied by July 31, 2007, then there will not be either a temporary reduction as contemplated by clause (a) or a permanent reduction as contemplated by clause (b).

If the Company satisfies the conditions specified in clause (ii)(a) or (b) above, it shall deliver an Officers’ Certificate to the Trustee as to its satisfaction of such conditions in form and substance reasonably satisfactory to the Trustee.

2.2 The second paragraph of Section 4.09 of the Indenture (the “Limitation on Increase of Additional Indebtedness and Issuance of Preferred Stock”) is hereby amended and restated in its entirety as follows:

(i) the incurrence or existence of Indebtedness constituting, at any time or on or after the Issue Date (but only as and when permitted to be incurred thereafter in accordance with all applicable conditions and limitations contained in 4.16 and in no event in an aggregate outstanding principal balance amount exceeding the Applicable Facility Cap), Senior

Facility Obligations less 50% of the aggregate amount of any repayments of term Indebtedness under Senior Facility Obligations and all repayments of revolving credit Indebtedness under such Senior Facility Obligations effected with a corresponding commitment reduction under such Senior Facility Obligations pursuant to clause (a) of the second paragraph of 4.12; provided that, any such reduction (as set forth in the clause beginning with the word “less”) would not occur with respect to the receipt of proceeds from any sale or transfer, by whatever means, of the capital stock or assets of USDS Canada Ltd., a Canadian corporation and an indirect subsidiary of the Company, and its subsidiary (the “Canadian Sale”);

2.3 The second paragraph of Section 4.12 of the Indenture (the “Limitation on Asset Sales”) is hereby amended and restated in its entirety as follows:

(a) to permanently repay, first, any Senior Facility Obligations then outstanding, or, thereafter, outstanding Applicable Pari Passu Indebtedness (and to permanently reduce in corresponding amounts commitments with respect thereto in the case of revolving borrowings); provided that, such repayment and corresponding reduction would not apply with respect to the Net Proceeds from the Canadian Sale; or

2.4 The third paragraph of Section 4.12 of the Indenture (the “Limitation on Asset Sales”) is hereby amended and restated in its entirety as follows:

Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness included among the Senior Facility Obligations or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” Subject in all respects to any election by the Majority Holders to, in lieu of any Asset Sale Offer as described in this Section 4.12, cause a permanent reduction in the Applicable Facility Cap as provided in Section 4.16(c) in an amount corresponding to the cumulative Excess Proceeds accruing to the Company and/or Restricted Subsidiaries since the Issue Date (but only to the extent that such cumulative Excess Proceeds amount exceeds the $1 million threshold for an Asset Sale Offer Trigger Date in accordance with the following provisions), on any date that the aggregate amount of Excess Proceeds under this Indenture exceeds $1 million (an “Asset Sale Offer Trigger Date”), the Company will be required to make an offer to all Holders of Notes issued under this Indenture (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness on a pro rata basis with the Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase in accordance with the procedures set out in this Indenture; provided that, any such permanent reduction of the Applicable Facility Cap would not be required with respect to the Net Proceeds from the Canadian Sale and none of the Net Proceeds from the Canadian Sale will be deemed to constitute Excess Proceeds. To the extent that the aggregate amount of Notes (and any Other Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offers is less than the Excess Proceeds, the Company may, subject to the other terms of this Indenture, use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis; provided that no Note shall be repurchased in part if the remaining balance thereof would be less than $1000. Upon completion of the offer to purchase made under this Indenture, the amount of Excess Proceeds that was the subject of such offer to purchase shall be reset at zero.

2.5 Section 4.16(c) of the Indenture (the “Conditions and Limitations Regarding Senior Facility Obligations”) is hereby amended and restated in its entirety as follows:

(c) The Intercreditor Agreement provides that the maximum amount of Senior Facility Obligations permitted thereunder shall be permanently reduced by amounts applied from time to time to repay principal of the Senior Facility Obligations (other than pursuant to any initial or subsequent refinancing in whole or in part), which are accompanied by a permanent reduction in the revolving credit commitment under the Senior Facility Agreement, and the Company and each Restricted Subsidiary agrees that as between the Company and the Restricted Subsidiaries, on one hand, and the Trustee and the Noteholders, on the other hand, the amount of the Senior Facility Obligations that are permitted to be incurred under Section 4.09 and Section 4.16 shall be permanently reduced by any such reduction in the maximum amount of Senior Facility Obligations permitted under the Intercreditor Agreement; provided that, proceeds from the Canadian Sale pursuant to Section 4.09(i) and Section 4.12(a) shall only result in temporary reductions in the Senior Facility Obligations and the revolving credit commitment;

ARTICLE III

MISCELLANEOUS

3.1 Counterparts. This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute the same instrument.

3.2 Conflict with the Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Third Supplemental Indenture that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

3.3 Successor; Benefits of Third Supplemental Indenture, etc. All agreements of the Company in this Third Supplemental Indenture shall bind their respective successors. Nothing in this Third Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their respective successors hereunder or thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

3.4 Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.5 Governing Law. The internal law of the state of New York shall govern and be used to construe this Third Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

THE COMPANY

VELOCITY EXPRESS CORPORATION

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Secretary and General Counsel

THE SUBSIDIARY GUARANTORS

VELOCITY EXPRESS, INC.
VXP MID-WEST, INC.
VELOCITY SYSTEMS FRANCHISING CORPORATION INC.
VELOCITY EXPRESS LEASING, INC.
VXP LEASING MID-WEST, INC.
CD&L, INC.

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Secretary

THE TRUSTEE

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

Exhibit A

ALLONGE TO NOTE

Allongeto the 12.0% Senior Secured Notes due 2010, dated as of July 3, 2006 (the “Notes”) in the principal amount of $78,205,000 (the “Note”) issued by VELOCITY EXPRESS CORPORATION. From and after the date of this Allonge, the interest rate of the Notes shall be 13.0% per annum.

Dated July 25, 2007.

VELOCITY EXPRESS CORPORATION, as issuer

By:	/s/ Mark T. Carlesimo
Name:	Mark T. Carlesimo
Title:	Secretary and General Counsel